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                                                                    Exhibit 23.2

               Consent of Ernst & Young LLP, Independent Auditors

We consent to the reference to our firm under the captions "Experts" and "Selected Consolidated Financial Data" in the Registration Statement (Form S-3) and related Prospectus of Cell Therapeutics, Inc. filed on March 24, 2000 for the registration of its common stock and to the incorporation by reference therein of our report dated February 25, 2000, with respect to the consolidated financial statements of Cell Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1999, filed with the Securities and Exchange Commission.

                                          /s/ Ernst & Young LLP
                                          Ernst & Young LLP

Seattle, Washington
March 24, 2000